Exhibit 99.1

Tredegar Agrees to Sell Terphane to Oben Group

RICHMOND, Va.—(BUSINESS WIRE) September 1, 2023— Tredegar Corporation (NYSE:TG) announced today that it has agreed to sell its flexible packaging films (“Terphane”) business to affiliates of Oben Group for net debt-free base consideration of $116 million. Terphane, which solely comprises the flexible packaging segment reported by Tredegar, has approximately 500 employees with manufacturing sites located in Cabo de Santo Agostinho, Brazil and Bloomfield, New York, and headquarters located in São Paulo, Brazil, and exports to 29 countries.

Tredegar expects to realize after-tax cash proceeds from completion of the transaction of $85 million after deducting projected Brazil withholding taxes, escrow funds, US capital gains taxes and transaction costs. Actual after-tax proceeds may differ from estimates due to possible changes in deductions during the potentially lengthy interim period (expected to be between 8 and 14 months) to the closing date.

For the 12 months ended June 30, 2023, net sales and EBITDA from ongoing operations for Terphane were $152 million and $16.4 million, respectively.

Closing of the transaction is contingent upon the satisfaction of customary conditions, including clearance by competition authorities in Brazil and Colombia.

John Steitz, Tredegar’s president and chief executive officer, said, “We believe that the purchase by Oben of Terphane will enhance the scale and growth opportunities in the keenly competitive global flexible packaging market.”

Gonzalo Belaunde, Oben’s chief executive officer, said, “We are excited about signing the agreement to acquire Terphane, a relevant producer of BOPET films in Brazil. Completion of this transaction will strengthen Oben’s position as a global player in the highly competitive flexible films industry, by expanding production capacity of BOPET films and providing a great platform to expand production capacity for other films, especially BOPP, in the U.S. and Brazil. We expect our combined operations and expertise, and the synergies created by the transaction, to enhance our service to clients. We look forward to the employees of Terphane joining the Oben team.”

J.P. Morgan Securities LLC is serving as financial advisor to Tredegar, and Hunton Andrews Kurth LLP is serving as U.S. corporate counsel to Tredegar.

Tredegar is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets; surface protection films for high technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2022 sales of $939 million. With approximately 1,800 employees, Tredegar operates manufacturing facilities in North America, South America, and Asia.

Oben is an important player in the market of inputs for the flexible packaging industry with more than 31 years of experience in the production of state-of-the-art flexible films having strategic locations in more than 17 countries with sales to more than 40 countries in the Americas, Europe and Africa. It has a diversified portfolio that includes BOPP, BOPET, BOPA, BOPE, CPP, Extrusion Coated as well as Thermoformed Products.

Forward-Looking Statements

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, Tredegar does so to identify forward-looking statements. Such statements are based on Tredegar’s then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that actual results may differ, possibly materially, from the forward-looking statements provided in this press release. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following: Tredegar’s inability to complete the proposed transaction in a timely manner (or at all) and at the prices it has assumed; possible disruptions to customer and employee relationships and business operations caused by the proposed transaction; and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2022 and in Part II, Item 1A of Tredegar’s Quarterly Report on Form 10-Q for the period ended June 30, 20223. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.

CONTACT:

Tredegar Corporation

Neill Bellamy, 804-330-1211

neill.bellamy@tredegar.com

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